Exhibit 10.5

February 9, 2009

Philo Pappas

14 Copeland Drive

Bedford, MA 01730

Dear Philo,

Congratulations! On behalf of Michaels Stores Procurement Company, I am pleased to confirm your offer for the position of Executive Vice President — Category Management, reporting directly to Brian Cornell with the effective date of February 23, 2009, unless otherwise agreed upon. Pursuant to the successful completion of your background investigation and verification of information provided us in your employment application, and contingent upon approval by the Board of Directors, the following confirms the details of our offer:

Base Salary

Effective your first day of employment, your bi-weekly salary will be $14,423.10 ($375,000.06 annualized).  Your salary increases will be consistent with our policy of advancement on an individual basis and will be prorated in accordance with your start date and company guidelines.  Members of our corporate staff typically receive their annual performance appraisal in April, based upon their results during the prior fiscal year.  Given the timing of your start date, your first formal appraisal and any prorated merit increase is expected to occur in April of 2010.

Bonus

You will be eligible to participate in our Executive Vice President Bonus Plan in Fiscal Year 2009, which is based upon your results regarding established bonus criteria associated with the bonus plan for your position.  In this plan you have the potential to earn a max bonus payout up to 100% of your eligible base salary.  Of the 100% (max) potential, 50% (target) is for attaining plan results, and an additional 50% is allocated for attaining results above the plan.  Bonus payments normally occur in April of each year and will be prorated in accordance with your actual time in the position and are scaled according to the year end level of performance achieved, in accordance with your Bonus Plan.

Sign-on Bonus

Payable within (30) days of your start date, you will receive a one-time sign-on bonus of $20,000.00 (net).  Please note, in accordance with company policy, any associate who voluntarily leaves the company or is terminated for misconduct within 12 months from the start date will be required to reimburse the company for any and all monies paid for a sign-on bonus.

Long Term Incentive Plan and Co-Investment Opportunity

•                  As an Executive Vice President, you will be eligible to participate in the 2006 Equity Incentive Plan. Attached is a Compensation Illustration which describes the proposed Executive Vice President stock option grant level and the equity potential of such option grant. This illustration is not and shall not be considered to be an offer of securities.

•                  In addition, you will be eligible to participate in the Management Co-Investment Program, subject to satisfaction of the co-investment terms and conditions, including your qualification as an appropriate investor under securities laws.  This illustration is not and shall not be considered to be an offer of securities.

•                  As we discussed, the company anticipates the completion of an updated valuation within the next 60 days.  Within 30 days following the completion of the valuation, as part of your new hire offer, the company will grant you a one-time restricted stock award in the value of $50,000, with the number of shares calculated based upon the new valuation, pursuant to the terms of the Restricted Stock Agreement.

Relocation

•      You will be provided $22,000 net to cover all of your living expenses, any miscellaneous relocation expenses, and temporary housing expenses beyond the first 90-day period provided by the Company.

•                  During your interim living period, Michaels will pay for two trips a month for up to six months for home visits and/or house hunting trips in the Dallas-Fort Worth area.  These trips are considered taxable income, and will be grossed up.

•      You will be provided up to six months of corporate apartment housing in the Dallas-Fort Worth area during the period of time before you have relocated your household to a local residence.  This relocation expense is considered taxable income, and will be grossed up.

•                  Michaels will cover reasonable and customary closing costs (excluding discount points, hazard insurance, deposits and other prepaid expenses) associated with the sale of your existing primary residence in Bedford, MA and the purchase of a new residence in the Dallas-Fort Worth area.  This relocation expense is considered taxable income, and will be grossed up.

•                  Michaels will arrange for and cover the costs of packing and transporting your household goods.  This expense is not considered taxable.

•                  Contact our Relocation Administrator, Susann Fortney, at 972.409.1505 to initiate your move.  Susann will make a copy of the Relocation policy available to you.

•                  Please note an associate who voluntarily leaves the company or is terminated for gross misconduct within 12 months from the date of the last relocation payment on his/her behalf, will be required to reimburse the company for all related payments.

Benefits

•      You and your family will be eligible to participate in our comprehensive executive medical, dental and vision plans at no cost to you. The medical and dental plans provide for all medically necessary care without a deductible or coinsurance.  Your coverage will begin on your first day of employment, after completing our enrollment process.   Additionally, after 90 days, you will receive at no cost $50,000 of Basic Life Insurance and Accidental Death and Dismemberment coverage.  You may also purchase group supplemental life insurance for yourself, your spouse and any dependents and participate in our flexible spending accounts.

•                  Through our Executive Life and Savings Program, you will be covered for $1,000,000 of company paid Group Variable Universal Life Insurance upon starting work for Michaels Stores.  This coverage also provides a tax-advantaged opportunity for savings, including an employer match so that your contributions up through 6% of eligible earnings can be matched at 50% between this program and the 401(k) Plan.

•                  You will also be enrolled, at no cost to you, in our Executive Short Term Disability Plan and Executive Long Term Disability Coverage on your first day of active employment.

•                  You and your spouse are also eligible for an annual Executive Physical at the Cooper Clinic.

•                  After you have completed six months of active service, you will be eligible to participate in our 401(k) Plan.  This plan offers you a 50% match on the first 6% of your earnings that you contribute to the Plan, a variety of investment options, and the flexibility to perform daily fund transfers.  During calendar year 2009, the IRS allows you to contribute a maximum of $16,500 pre-tax dollars to the Plan; however, you may be limited to a lesser amount due to the IRC discrimination testing results each year.  The Highly Compensated Employee (HCE) 401(k) contribution limit for 2009 is 2%. You may rollover any distribution from a prior employer’s qualified retirement plan immediately without waiting six months.

•      You will be eligible to receive three (3) weeks of paid vacation in your first year of employment, following your 90th day of employment.  Additional vacation time will be earned in accordance with company policy.

•                  Sick days and personal days will be earned in accordance with company policy.

•                  With certain restrictions, you will be entitled to receive a 25% discount on merchandise purchased in our Michaels and Aaron Brothers stores.

•                  As we discussed, our executive benefits are currently under review and the above reflects our current Executive Vice President level benefits package.  As an Executive Vice President, your benefits offering will be commensurate with your position as an Executive Vice President of Michaels.

Confidentiality and At Will

During your employment with Michaels you will receive confidential, proprietary and trade secret information.  Michaels has a vital interest in maintaining its confidential information.  Accordingly, we will rely upon you to protect the confidentiality such information obtained during your employment.

This is an at-will employment relationship, and either you or Michaels may terminate the relationship for any reason, with or without cause, and with or without notice.  As an Executive Vice President, you are eligible to participate in our Officer Severance Plan, pursuant to the terms and conditions of that plan.

Philo, it goes without saying that we look forward to having you join the Michaels team and look forward to receiving your positive response to this offer.  On your first day of employment you will need to bring acceptable forms of identification for I-9 verification purposes.  If you have any questions, please contact me at 972-409-5200.

Sincerely,

Shawn Hearn

Senior Vice President — Human Resources

Attachments

cc:        Brian Cornell

RESPONSE TO OFFER FORM

Please indicate your agreement to the above by signing and dating below.  Return the signed documents to Michelle Gadison via fax number (972) 409-1772 and US mail the original to:

Michaels, 8000 Bent Branch Drive, Irving, TX 75063

Attention: Michelle Gadison

I, Philo Pappas accept the offer extended to me by Michaels under the terms outlined in this letter.

(Printed Name)

/s/ Philo Pappas	February 10, 2009
(SIGNATURE)	(DATE)

Please retain a copy of this document for your records.

Payment of compensation or benefits (other than base pay) is subject to the eligibility provisions, individual benefit elections and other terms of the plans as they apply.  For clarification or details concerning any of the plans, refer to the Plan document.  In the event of a conflict between this document and the Plan document, the Plan document will control, since this is an offer letter and is only considered a summary of Plan Features.  Michaels Stores Inc. reserves the right to change or cancel any plan details outlined in this offer letter for any reason in accordance with federal, state or local laws.